For Immediate Release	Contact: Fred G. Kowal Chairman and Chief Executive Officer Warwick Community Bancorp, Inc. (845) 986 - 2206

WARWICK COMMUNITY BANCORP CHAIRMAN TO SPEAK
AT KBW INVESTOR CONFERENCE

WARWICK, NEW YORK, July 25, 2003 - Warwick Community Bancorp, Inc. (Nasdaq Stock Market: WSBI) Chairman of the Board and Chief Executive Officer Fred G. Kowal will speak at the Keefe Bruyette ∓ Woods, Inc. July Community Bank Investor Conference on Wednesday, July 30, 2003 in New York City. Warwick's presentation is scheduled to begin at 4:10 p.m.

A web cast of the event will be available through KBW's web site, http://www.kbw.com. A copy of the materials may be obtained from the Shareholder Relations Department by calling (845) 986 2206, X2214, or from our website, http://www.warwicksb.com.

Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, a New York state chartered stock savings bank, and The Towne Center Bank, a New Jersey state chartered commercial bank. The Warwick Savings Bank was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Towne Center Bank was founded in 1999. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates additional branches in the village of Monroe, the town of Woodbury, the town of Newburgh, the town of Wallkill and the village of Goshen, Orange County, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC.